Exhibit 99 (a)

News Release

Contact:	Media:	Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com
	Investors:	Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE
July 28, 2004
7:05 a.m. EDT

Avista Corp. Reports Q2 2004 Earnings

Spokane, Wash.: Avista Corp. (NYSE: AVA) today reported second-quarter 2004 consolidated net income available for common stock of $10.1 million, or $0.21 per diluted share. Year-to-date consolidated net income available for common stock is $22.4 million, or $0.46 per diluted share.

     Results for second quarter 2004, and year-to-date 2004, compared to 2003:

($ thousands except per-share data)	Q2 2004		Q2 2003		YTD 2004			YTD 2003
Consolidated Revenues		$225,888		$236,735		$569,620			$575,628
Income from Operations		$36,587		$44,109		$79,794			$99,099
Net Income Available for Common Stock		$10,132		$8,422		$22,356			$23,976
Business Segments: (Earnings per diluted share)
Avista Utilities		$0.19		$0.21		$0.41			$0.37
Energy Marketing & Resource Management		$0.03		$0.07		$0.10			$0.34
Avista Advantage	$	<0.01>	$	<0.01>	$	<0.01>		$	<0.02>
Other		–	$	<0.02>	$	<0.03>		$	<0.07>
SUBTOTAL (continuing operations)		$0.21		$0.25		$0.47			$0.62
Avista Labs (discontinued operations)		–	$	<0.08>		–		$	<0.10>
SUBTOTAL (before cumulative effect of accounting change)		$0.21		$0.17		$0.47			$0.52
Cumulative effect of accounting change		—		—	$	<0.01>	*	$	<0.02>	**
TOTAL – (Earnings per diluted share)		$0.21		$0.17		$0.46			$0.50

* Represents a charge of $0.5 million for the implementation of Financial Accounting Standards Board Interpretation No. 46R.

** Represents a charge of $1.2 million for the implementation of SFAS No.133 at Avista Energy.

     “The earnings for the quarter reflect a continuation of solid financial progress for our company,” said Avista Board Chairman, President and Chief Executive Officer Gary G. Ely. “However, the results are somewhat lower than we budgeted, driven primarily by the underperformance of the Energy Marketing and Resource Management business segment.”

Page 2 Avista Corp. Reports Q2 2004 Earnings

     Avista Utilities contributed $0.19 per share in the second quarter 2004, compared to $0.21 per share in the same period last year. These results are due in part to higher fuel and purchased power costs and the application of the Washington Energy Recovery Mechanism (ERM). In 2004, the company reached the $9 million ERM threshold in the second quarter. In 2003, the threshold was reached by the end of the first quarter.

     The year-to-date 2004 contribution to earnings per share by Avista Utilities increased to $0.41 as compared to $0.37 for the same period of 2003. As reported at the end of the first quarter 2004, this was primarily due to an increase in gross margin and a slight decrease in interest expense, partially offset by an increase in operating expenses. The increase in gross margin primarily reflects colder weather during the first quarter of 2004, as compared to the same time period in 2003, and the effect of the Oregon natural gas general rate increase which took effect in the fourth quarter of 2003. The increase in operating expenses reflects a return to a more normal level of operations as the company continues to improve its financial health.

     Avista Utilities’ focus has been to strengthen and continue to build its business in the Northwest. Two recent events are expected to help solidify that position. First, Avista and Southwest Gas Corporation have reached an agreement by which Southwest Gas will purchase Avista’s South Lake Tahoe, Calif., natural gas distribution properties. The cash purchase price for the properties is $15 million, subject to closing adjustments. The purchase is also subject to customary closing conditions and regulatory review, including approval by the California Public Utilities Commission. The South Lake Tahoe properties, which were acquired by Avista as part of its acquisition of certain Oregon and California natural gas assets of CP National Corporation, are isolated from the rest of Avista’s service territory, and it is the only area served by Avista in California. This would eliminate service under the California jurisdiction.

     Second, Avista and Mirant Corp., co-owners of the Coyote Springs 2 gas-fired generating facility, have signed a non-binding letter of intent for Avista to purchase Mirant’s half interest in the facility. If the transaction is successful, Avista will own the entire facility and an additional 140 megawatts of generating capacity to serve its customers’ future energy needs.

     “Our decision to seek to acquire full ownership of the plant is driven by a potentially attractive price, together with Avista’s familiarity and experience with the facility,” said Ely. “These factors outweigh other considerations such as the concentration of more energy coming from a single generating resource. The company has agreed with Mirant to keep the specifics of the negotiations confidential until the purchase agreement is finalized. Any agreement would require approval by Mirant’s bankruptcy court and the Federal Energy Regulatory Commission (FERC) and could close later this year or early in 2005.”

     Additional factors in the Coyote Springs 2 purchasing decision include the opportunity for full ownership and control, the plant’s close proximity to Avista’s service area, and the fact that the company’s long-term resource plan includes the acquisition or construction of additional gas-fired resources to complement our long-term portfolio.

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Page 3 Avista Corp. Reports Q2 2004 Earnings

     The Coyote Springs 2 transformer, which was returned to the manufacturer for warranty-covered repairs earlier this year, is scheduled to arrive this week at a port in Houston following completion of the work. It will be loaded on a railcar shortly after arrival for shipment to the facility at Boardman, Ore. It is expected that the transformer will be installed and the generating facility will be back in operation some time this September. A new back-up transformer is being manufactured by a different vendor and will be delivered to the facility later this year.

     As we reported last quarter, hydro electric generation and stream flow projections for calendar year 2004 are below normal. The numbers have not changed significantly since last quarter, with hydro electric generation projected to be 483 average megawatts or nearly 88 percent of normal, and stream flows for Avista’s system are forecasted to be approximately 82 percent of normal.

     On May 6, 2004, the company entered into a $350 million committed line of credit, a $105 million increase over the facility which was to expire on May 11, 2004. The new credit facility increased Avista’s credit level for the second year in a row, providing continued financial flexibility going forward.

     The company is continuing its progress toward its goal of lowering interest costs by replacing higher cost debt with lower cost debt. During the first six months of 2004, Avista repurchased $16.2 million of higher cost debt, and we repurchased an additional $12.7 million during July 2004.

     Avista filed a general electric and natural gas rate case in Idaho in February 2004, requesting annual electric and natural gas revenues of $40 million. In testimony filed in July, the company revised downward the electric and natural gas revenue requirement to $35.2 million. The Idaho Public Utilities Commission staff has recommended an electric and natural gas revenue increase of $26.2 million. The case is progressing according to the timeline set by the IPUC; evidentiary and public hearings have been completed. A final decision from the IPUC is expected in September 2004. This is another important step in the company’s financial recovery.

     The Energy Marketing and Resource Management business segment completed the second quarter of 2004 contributing $0.03 to earnings per share, down from $0.07 per share in the same quarter last year. Avista Energy’s performance in the second quarter of 2004, while still positive, was not as strong as expected. The second quarter is historically a low earnings quarter for Avista Energy. In addition, some thermal generating assets were idle due to the availability of lower cost hydro electric generation. The third and fourth quarters of this year are expected to return to more normal generation.

     Year-to-date earnings for this business segment were $0.10 per share, or $0.24 per share less than the same period in 2003. The majority of the 2003 earnings in this segment related to the settlement of positions with certain Enron affiliates and the positive effects of accounting for energy trading activities under SFAS No. 133.

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Page 4 Avista Corp. Reports Q2 2004 Earnings

     Avista Energy completed renewal of its $110 million committed line of credit on July 23, 2004. This demonstrates recognition by the banks that Avista Energy continues to be a strong, focused performer in Western energy markets. The renewed credit facility will provide financial flexibility going forward and will reinforce the company’s strong relationships with its banking partners.

     Avista Advantage had a $0.01 loss for the second quarter 2004 attributable primarily to the settlement of an employment agreement. However, the business segment continues to show positive trends in results due to improved focus on client retention, new services for current clients and new client growth.

Outlook and Earnings Guidance:

     Avista reaffirms its 2004 consolidated corporate earnings outlook of between $1.00 and $1.20 per diluted share, with the outlook for the contribution from Avista Utilities in the range of $0.75 to $0.90 per diluted share. It is anticipated that the earnings contribution for the Energy Marketing and Resource Management segment will fall within the $0.25 to $0.35 per diluted share range previously reported. It is also anticipated that Avista Advantage will have break-even to slightly positive earnings for the second half of 2004, and in the Other segment the company anticipates improved performance over 2003. Plans call for the continuation of current business strategies, focusing on improving cash flows and earnings, controlling costs and reducing debt while working to restore investment-grade credit ratings. The company expects the utility business to continue its modest, yet steady, combined growth of electric and natural gas customers of 2 to 3 percent.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 325,000 electric and 300,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

     NOTE: Avista Corp. will host an investor conference call and webcast on July 28, 2004, at 10:30 a.m. EDT. To participate, call (800) 901-5231 approximately five minutes in advance to ensure you are connected. The passcode is 17101012. A replay of the conference call will be available from 12 p.m. EDT on July 28 through 11:59 p.m. EDT Aug. 4. Call (888) 286-8010, passcode 74154237 to listen to the replay.

     A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com. A webcast replay will be archived for one year at www.avistacorp.com.

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Page 5 Avista Corp. Reports Q2 2004 Earnings

The attached income statement, balance sheet, and financial and operating highlights are an integral part of this earnings release.

This news release contains forward-looking statements, including statements regarding the Avista Corp.’s current expectations for future financial performance, the company’s current plans or objectives for future operations, future stream flow projections and other factors which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control, and many of which could have a significant impact on the company’s operations, results of operations and financial condition, and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory and legislative decisions; the potential effects of any legislation or administrative rule-making passed into law; the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company; the impact from the implementation of the FERC’s proposed wholesale power market rules; the ability to relicense the Spokane River Project at a cost-effective level; volatility and illiquidity in wholesale energy markets; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; changes in future economic conditions in the company’s service territory and the United States in general; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

     For a further discussion of these factors and other important factors, please refer to Avista Corp.’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 and the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those anticipated in any forward-looking statement.

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AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

			Six Months Ended
	Second Quarter		June 30,
	2004	2003	2004	2003
OPERATING REVENUES	$225,888	$236,735	$569,620	$575,628

OPERATING EXPENSES:
Resource costs	92,411	102,309	291,365	288,225
Operations and maintenance	36,361	33,459	74,415	66,783
Administrative and general	24,769	22,684	50,265	50,547
Depreciation and amortization	20,631	18,904	38,313	37,846
Taxes other than income taxes	15,129	15,270	35,468	33,128

Total operating expenses	189,301	192,626	489,826	476,529

INCOME FROM OPERATIONS	36,587	44,109	79,794	99,099

OTHER INCOME (EXPENSE):
Interest expense (Note 3)	(21,952)	(23,159)	(44,103)	(46,692)
Interest expense to affiliated trusts (Note 3)	(1,607)	—	(3,085)	—
Capitalized interest	396	187	976	359

Net interest expense	(23,163)	(22,972)	(46,212)	(46,333)
Other income — net	2,716	2,038	4,372	2,235

Total other income (expense) — net	(20,447)	(20,934)	(41,840)	(44,098)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	16,140	23,175	37,954	55,001
INCOME TAXES	6,008	10,462	15,138	23,846

INCOME FROM CONTINUING OPERATIONS	10,132	12,713	22,816	31,155
LOSS FROM DISCONTINUED OPERATIONS (Note 1)	—	(3,744)	—	(4,864)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	10,132	8,969	22,816	26,291
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 2)	—	—	(460)	(1,190)

NET INCOME	10,132	8,969	22,356	25,101
DEDUCT — Preferred stock dividend requirements (Note 3)	—	547	—	1,125

INCOME AVAILABLE FOR COMMON STOCK	$10,132	$8,422	$22,356	$23,976

Weighted-average common shares outstanding (thousands), Basic	48,384	48,224	48,368	48,163
Weighted-average common shares outstanding (thousands), Diluted	48,881	48,329	48,883	48,210
EARNINGS PER COMMON SHARE, BASIC AND DILUTED:
Earnings per common share from continuing operations	$0.21	$0.25	$0.47	$0.62
Loss per common share from discontinued operations (Note 1)	—	(0.08)	—	(0.10)

Earnings per common share before cumulative effect of accounting change	0.21	0.17	0.47	0.52
Loss per common share from cumulative effect of accounting change (Note 2)	—	—	(0.01)	(0.02)

Total earnings per common share, basic and diluted	$0.21	$0.17	$0.46	$0.50

Dividends paid per common share	$0.13	$0.12	$0.255	$0.24

Note 1.	In 2003, total investments of $12.2 million were made by private equity investors in a new entity, ReliOn, Inc. (formerly AVLB, Inc.), which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs.

Note 2.	Amount for the six months ended June 30, 2004 represents the implementation of Financial Accounting Standards Board Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several entities. Amount for the six months ended June 30, 2003 represents Avista Energy’s transition from Emerging Issues Task Force Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Note 3.	Effective July 1, 2003 preferred stock dividends are classified as interest expense with the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The restatement of prior periods was not permitted. Effective December 31, 2003 pursuant to FIN No. 46R, the Company has deconsolidated the affiliated trusts that have issued preferred trust securities.

Issued July 28, 2004

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	June 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$133,624	$128,126
Restricted cash	42,346	16,472
Securities held for trading	8,293	18,903
Accounts and notes receivable	255,120	318,848
Current energy commodity assets	337,199	253,676
Other current assets	109,445	113,355
Total net utility property	1,928,922	1,914,001
Investment in exchange power-net	37,158	38,383
Non-utility properties and investments-net	94,367	89,133
Non-current energy commodity assets	264,106	242,359
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	14,858	17,958
Regulatory assets for deferred income taxes	130,402	131,763
Other regulatory assets	40,358	44,381
Utility energy commodity derivative assets	56,993	39,500
Power and natural gas deferrals	166,663	171,342
Other deferred charges	80,159	79,256

Total Assets	$3,713,416	$3,630,859

Liabilities and Stockholders’ Equity
Accounts payable	$252,351	$298,285
Current energy commodity liabilities	316,353	229,642
Current portion of long-term debt	37,828	29,711
Short-term borrowings	92,516	80,525
Other current liabilities	180,727	200,190
Long-term debt	908,914	925,012
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	29,750	29,750
Non-current energy commodity liabilities	216,564	192,731
Regulatory liability for utility plant retirement costs	168,923	167,061
Utility energy commodity derivative liabilities	33,471	36,057
Deferred income taxes	494,636	492,799
Other non-current liabilities and other deferred credits	105,719	84,441

Total Liabilities	2,951,155	2,879,607

Common stock — net (48,410,562 and 48,344,009 outstanding shares)	615,807	613,414
Retained earnings and accumulated other comprehensive loss	146,454	137,838

Total Stockholders’ Equity	762,261	751,252

Total Liabilities and Stockholders’ Equity	$3,713,416	$3,630,859

Issued July 28, 2004

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

			Six Months Ended
	Second Quarter		June 30,
	2004	2003	2004	2003
Avista Utilities
Retail electric revenues	$114,751	$110,780	$249,613	$235,048
Retail kWh sales (in millions)	1,881	1,795	4,096	3,775
Retail electric customers at end of period	325,170	320,285	325,170	320,285
Wholesale electric revenues	$15,388	$25,459	$25,502	$41,466
Wholesale kWh sales (in millions)	533	986	753	1,410
Sales of fuel	$16,328	$16,940	$39,357	$35,487
Other electric revenues	$5,082	$4,344	$9,043	$8,115
Total natural gas revenues	$48,598	$49,099	$166,636	$146,246
Total therms delivered (in thousands)	86,076	96,566	264,370	265,186
Retail natural gas customers at end of period	299,062	291,595	299,062	291,595
Income from operations (pre-tax)	$35,696	$41,026	$75,356	$77,899
Income from continuing operations	$9,090	$10,711	$19,906	$19,036
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$7,204	$9,596	$17,110	$38,497
Income from operations (pre-tax)	$1,780	$4,616	$6,498	$24,421
Income from continuing operations	$1,504	$3,180	$5,034	$16,245
Electric sales (millions of kWhs)	7,796	11,499	15,735	21,007
Natural gas sales (thousands of dekatherms)	49,341	50,988	114,678	108,637
Avista Advantage
Revenues	$5,500	$4,970	$10,787	$9,734
Loss from operations (pre-tax)	$(355)	$(307)	$(175)	$(1,102)
Loss from continuing operations	$(350)	$(325)	$(367)	$(964)
Other
Revenues	$4,665	$3,615	$8,579	$7,715
Loss from operations (pre-tax)	$(534)	$(1,226)	$(1,885)	$(2,119)
Loss from continuing operations	$(112)	$(853)	$(1,757)	$(3,162)

Issued July 28, 2004